Exhibit 15.5

February 26, 2015

Securities and Exchange Commission

Washington, D.C. 20549

Ladies and Gentlemen:

We are currently principal accountants for HSBC Holdings plc (‘HSBC’) and, under the date of February 23, 2015, we reported on the consolidated balance sheets of HSBC and its subsidiary undertakings as of December 31, 2014 and 2013, and the related consolidated income statements, consolidated statements of comprehensive income, consolidated statements of cash flows and consolidated statements of changes in equity, for each of the years in the three-year period ended December 31, 2014, and the effectiveness of internal control over financial reporting as of December 31, 2014. On August 2, 2013, we were notified that HSBC will engage PricewaterhouseCoopers LLP as its principal accountant for the year ending December 31, 2015. The auditor-client relationship with KPMG Audit Plc will cease upon our resignation which is expected to take effect from March 31, 2015. We have read HSBC’s statements included under Item 16F of its Annual Report on Form 20-F to be filed with the Securities and Exchange Commission on February 26, 2015, and we agree with such statements.

Yours sincerely

/s/ KPMG Audit Plc

KPMG Audit Plc